Testing the Waters Materials Related to Series #MARIOWRLD

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#MARIOWRLD

'91 SNES SUPER MARIO WORLD

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MARIO WORLD

CURRENT VALUE: $165,000

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DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1991 SNES SUPER MARIO WORLD VIDEO GAME

Investment Overview

•Upon completion of the Series #MARIOWRLD Offering, Series #MARIOWRLD will purchase a 1991 SNES Super Mario World Video Game graded Wata 9.4 A as the Underlying Asset for Series #MARIOWRLD (The “Series 1991 SNES Super Mario World Video Game” or the “Underlying Asset” with respect to Series #MARIOWRLD, as applicable), the specifications of which are set forth below.

•The Super Nintendo Entertainment System (SNES) was released in the US on August 23, 1991, becoming the first successor to the original Nintendo Entertainment System (NES).

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world, with net sales of $16.1 billion reported for the fiscal year ending in March 2021.

•Super Mario World was the first Super Mario title to be released for the SNES.  A follow up to Super Mario Bros. 3, the SNES launch title introduced advanced graphics, sound, and more complex controls.  The game follows Mario, and his brother Luigi, as they adventure through Dinosaur Land in what has become the most celebrated Super Mario game of the 16-bit era.

•The Underlying Asset is a 1991 SNES Super Mario World Video Game graded Wata 9.4 A.

Asset Description

Overview & Authentication

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world.

•The Super Nintendo Entertainment System (SNES) was released in the US on August 23, 1991, becoming the first successor to the original Nintendo Entertainment System (NES).

•The character of Mario was created by Japanese graphic artist Shigeru Miyamoto, who originally introduced the character as “Jumpman” in the first Donkey Kong video game.

•The first Super Mario Bros. video game was released as one of the original 17 “Black Box” games made for the Nintendo Entertainment System (NES) during the original release in 1985.

•Nintendo released Super Mario Bros. 2 in the U.S. in September 1988.

•Super Mario Bros. 3 was released in the U.S. for the NES in 1990, going on to sell more than 17 million copies.

•Super Mario World was the first Super Mario title to be released for the SNES.  It is a follow up to Super Mario Bros. 3, but the SNES title introduced advanced graphics, sound, and more complex controls.  The game follows Mario, and his brother Luigi, as they adventure through Dinosaur Land in what has become the most celebrated Super Mario game of the 16-bit era.

•Super Mario World was released on August 23, 1991.  It sold 20.5 million copies, making it the bestselling game for the SNES.

•While Super Mario World is considered the best-selling game for the SNES, in most cases it came as a loose cartridge bundled with the SNES console, so copies of the box that sold individually without the console are rarer than the cart-only console bundled variant.

•Player’s Choice logo appeared on later editions of Super Mario World.  These SNES versions were released for titles that sold at least one million copies.

•Super Mario World was the first Mario game to introduce the popular character, “Yoshi,” a dinosaur Mario interacts with.  The character was conceived before Super Mario World, but the NES was not powerful enough to have a secondary character Mario could ride on, and hop off of, at any given time.

•In September of 1991, a Super Mario World cartoon series was released by DIC Entertainment.  The plot was primarily taken from the SNES title of the same name.  The series followed Mario, his brother Luigi, Princess Toadstool, and Yoshi the dinosaur as they battled the nefarious King Koopa.

•Super Mario World was re-released alongside several other remastered NES titles in Super Mario All Stars, which was the second bestselling SNES game of all time, selling more than 10 million copies.

•In 2018, IGN named Super Mario World the greatest video game ever made.

•In 2002 Super Mario World: Super Mario Advance 2 was released on the Game Boy Advance, porting all 74 levels of the SNES game, generating great reviews more than a decade after the original release. It sold over five million copies and was the fifth highest selling game for the Game Boy Advance.

•Super Mario World was released on Wii Virtual Console in 2007.

•The Super Mario Bros. series is considered the most successful gaming franchise of all time, with more than 240,000,000 units sold since its inception.

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.4 A with certification number 573849-002.

Notable Features

•The Underlying Asset is a 1991 SNES Super Mario World Video Game graded Wata 9.4 A.

•The Underlying Asset lacks the Player’s Choice logo indicating early print run.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 1991 SNES Super Mario World Video Game «Series_Name»
Game	Super Mario World
System	SNES
Manufacturer	Nintendo Co., LTD.
Production Year	1991
Box Variant	First-party V-Seam
Authentication	Wata Games
Box Grade	9.4
Seal Rating	A
Certification No.	573849-002

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1991 SNES Super Mario World Video Game going forward.

3101 East 52nd Ave, Ste C
Denver, CO 80216

Tel: (303) 390-1262
www.WataGames.com
© 2020 Wata, Inc. All Rights Reserved

18-Nov-21

**CERTIFICATION DETAILS**

Certification Number:
- **573849-002**

Date Graded:
- **06/11/19**

Game Title:
- **Super Mario World**

Console:
- **Super NES**

Publisher:
- **Nintendo**

Date:
- **1991**

Region:
- **USA**

Grade:
- **9.4 A**

Box Variant:
- **Made in Japan, No Rating**

Cart Variant:
- **N/A**

Grade Details:
- **Seal Type: First-party V-Seam**

Game Details:
- Localization of the 1990 Nintendo Super NES game "Super Mario World: Super Mario Bros. 4"
- Best-selling Nintendo Super NES game (20.6 Million copies)
- Super NES Launch Title
- First appearance of Yoshi

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#MARIOWRLD | $165K

COMPARABLE ASSET VALUE

ASSET VALUE

+1163.2%

TRANSACTIONS

4

#MARIOWRLD | *Visuals*

#MARIOWRLD can be identified as an early production copy as it lacks the "Player's Choice" logo, which Nintendo added to games once they reached 1M units sold.

LAUNCH GALLERY ›

## #MARIOWRLD | *Timeline*

*Sep. 1889* — Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a hand-painted playing card production company.

*Jul. 1981* — Mario is introduced, known originally as "Jumpman," in Nintendo's first hit arcade game, Donkey Kong.

*Oct. 1985* — The Nintendo Entertainment System is launched in New York City as a test market, followed by a February 1986 release in Los Angeles. The NES, based on the Japanese Famicom, debuts with 17 "Black Box" games made for the platform, including the first Super Mario Bros.

*Sep. 1988* — Super Mario Bros. 2 is released in the U.S.